InspireMD CGuard™ Embolic Prevention System 12-Month Clinical Trial Data Further Validate Potential of CGuard™ to Improve Management of Carotid Artery Disease and Prevent Stroke

BOSTON, MA – November 1, 2016 – InspireMD, Inc. (NYSE MKT: NSPR, NSPR.WS) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS), neurovascular devices and thrombus management technologies, today announced 12-month follow up data from PARADIGM-101 of the CGuard™ Embolic Prevention System (EPS) which were presented in two presentations at the Transcatheter Cardiovascular Therapeutics (TCT) 2016 scientific symposium, taking place October 29 – November 2 in Washington, D.C. at the Walter E. Washington Convention Center.

In an oral presentation today in the Featured Clinical Research Session titled “Twelve-month Safety and Efficacy of CGuard™ Micronet-Covered Embolic Prevention Stent System: Routine Use to Perform Carotid Revascularization in Symptomatic and Increased Stroke Risk Asymptomatic Patients: The PARADIGM All-Comer Prospective Academic Study,” Prof. Piotr Musialek, MD, DPhil, FESC, from the Jagiellonian University Department of Cardiac & Vascular Diseases, in Krakow, Poland, reported 12-month follow up data from PARADIGM-101. PARADIGM-101 is an investigator-led clinical study evaluating the use of CGuard™ EPS in 101 consecutive patients with carotid artery stenosis. Key findings from the presentation included:

●	Zero device-related adverse events at 12 months

●	CGuardTM EPS device and procedure success were each 99.1%. The device showed excellent placement precision, and there was no foreshortening or elongation

●	Vessel narrowing was reduced from 83±9% to only 6.7±5% (p<0.001) by independent core lab analysis

●	Peri-procedural death/major stroke/myocardial infarction (MI) was 0%.

●	One peri-procedural event was adjudicated by the Clinical Events Committee as a minor stroke (0.9%), with no change in NIH Stroke Scale or modified Ranking scale and no clinical sequel

●	At 12 months the device showed a normal healing profile, and the patency of the external carotid artery was normal

“These data further reinforce the strong safety and efficacy profiles reported in previous trials of the CGuardTM EPS, and validate the system as an important option for endovascular management of patients with carotid artery disease,” said Prof. Musialek. “Importantly, the very low incidence of peri- or post-procedural complications and stroke create a positive risk-benefit profile for CGuardTM EPS in patients with asymptomatic carotid artery disease. These patients are frequently denied intervention due to fear of the complications associated with conventional intervention, and are left with a substantial risk of stroke when treated only with medication. Our study found that CGuardTM EPS is applicable in up to 90% of all-comer patients with carotid stenosis. These data indicate that CGuardTM EPS may fundamentally alter the paradigm for managing patients with carotid artery disease, whether they have symptoms or not.”

In addition, a poster titled “Highly Calcific Carotid Lesions Endovascular Revascularizaton Using a Novel Dual-layer Carotid Stent System CGuard™: Analysis from the PARADIGM Study,” was presented by Adam Mazurek, MD, also from the Jagiellonian University Department of Cardiac & Vascular Diseases. Dr. Mazurek’s study described the use of CGuardTM EPS to treat highly calcific carotid stenosis. Because patients with highly calcified carotid lesions are typically contraindicated for endovascular intervention due to suboptimal procedural outcomes with conventional stents, CGuard provides an important new treatment solution.

Key findings from Dr. Mazurek’s presentation included:

●	16 of the 101 patients in PARADIGM-101 had hepatocellular carcinoma (HCC) lesions

●	No difference in procedural success rates with CGuardTM EPS between highly calcified lesions and other lesions treated in this trial

●	Use of CGuardTM EPS in management of highly calcified lesions was safe, with no neurologic or cardiac events during the procedure and during the stent healing period

●	Highly calcified lesions treated with CGuardTM EPS showed no restenosis at 12 months

“Highly calcified lesions are particularly difficult to manage with conventional endovascular intervention due to the difficulty in achieving optimal procedure results on one hand, and the risk of carotid artery rupture or perforation on the other. Patients with these lesions remain at risk of stroke, and they require a safe treatment,” said Dr. Mazurek. “The results of this study show that the design and mechanical properties of CGuardTM EPS enable safe and effective endovascular management and revascularization of highly calcified lesions. I believe CGuardTM EPS has significant potential as a new approach to managing these difficult lesions and reducing the risk of stroke in patients with highly calcified lesions. Additional studies of CGuard EPSTM in this patient population should further validate common use of this innovative embolic prevention stent system to improve the treatment and outcomes of carotid artery disease.”

The data presented at TCT add to a growing body of clinical evidence validating the use of the CGuard as a proven treatment for both symptomatic and asymptomatic patients with carotid artery disease.

About PARADIGM

PARADIGM is an investigator-initiated Prospective evaluation of All-comer peRcutaneous cArotiD revascularization In symptomatic and increased-risk asymptomatic carotid artery stenosis, using CGuard™ Mesh-covered embolic prevention stent system. Dr. Musialek previously presented data from the first cohort in the PARADIGM study, which comprised 71 CGuard™ EPS procedures in unselected all-comer patients, at EuroPCR 2015. The early outcome data in the target cohort of 101 patients were presented as a Late-Breaking Clinical Trial at EuroPCR 2016 and were simultaneously published in EuroIntervention. These data showed a 100% success rate for the CGuard Embolic Prevention System during the placement procedure. Importantly, there were no procedure-related complications during CGuardTM EPS placement and at 30 days post procedure. Similarly, there were no major adverse cardiac or neurological events, as determined by operator-independent neurologist and non-invasive cardiologist evaluation. The new data presented at TCT are important because they confirm safety and durability of the CGuardTM EPS innovative treatment over 12 months.

About CGuard™ EPS

The CGuard™ EPS is designed to prevent peri-procedural and late embolization by trapping potential emboli against the arterial wall while maintaining excellent perfusion to the external carotid artery.

MicroNet™ is a bio-stable mesh woven from a single strand of 20 micron Polyethylene Terephthalate (PET).

CGuard™ EPS is CE Marked and not approved for sale in the U.S. by the U.S. Food and Drug Administration at this time.

Carotid stenosis is a narrowing of the carotid arteries, the major arteries that supply blood and oxygen to the brain. This narrowing results from a buildup of plaque inside the blood vessel and reduces blood flow to the brain. The presence of plaque in the blood vessel can also cause the development of blood clots, which may also reduce blood flow to the brain. In some cases, plaque may rupture or dislodge from the vessel wall and block smaller downstream arteries. Patients with carotid stenosis have an increased risk of stroke as a result of cerebral embolism and decreased blood flow to the brain.

Patients with symptomatic carotid stenosis are typically treated by placement of a stent inside the blood vessel in order to re-open the carotid artery and improve blood flow to the brain. InspireMD’s CGuardTM EPS uses the company’s patented MicroNet™ technology to provide the revascularization benefits of a stent with a mesh “safety net” that secures the plaque against the blood vessel’s arterial wall and thereby prevents plaque and other debris from flowing through the stent’s scaffold.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE MKT under the ticker symbol NSPR and certain warrants are quoted on the NYSE MKT under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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 Email: craigs@inspiremd.com

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